As filed with the Securities and Exchange Commission on December 12, 2020

Registration No. 333-227895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-227895

Under the Securities Act of 1933

Riviera Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-5121920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

717 Texas Avenue, Suite 2000

Houston, TX 77002

(281) 840-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David B. Rottino

President and Chief Executive Officer

Riviera Resources, Inc.

717 Texas Avenue, Suite 2000

Houston, TX 77002

(281) 840-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Julian Seiguer, P.C.

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

(713) 836-3334

Approximate date of commencement of proposed sale of the securities to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Riviera Resources, Inc. (the “Company”), filed by the Company with the Securities and Exchange Commission (the “Commission”) and is being filed to deregister all securities of the Company that have been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

•

Registration Statement No. 333-227895, originally filed with the SEC on October 19, 2018, and as amended March 1, 2019, registering 39,650,494 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”).

On October 8, 2020, pursuant to that certain Membership Interest Purchase Agreement, dated August 23, 2020 (the “Purchase Agreement”), by and between the Company, Rheinbund, LLC and, solely for purposes of Section 11.16 thereof, Citizen Energy Operating, LLC, and subsequent to the approval by the stockholders of the Company, the Company consummated a sale of substantially all of its assets and other related transactions (the “Asset Sale”), all as contemplated by the Purchase Agreement.

On December 11, 2020, the Board of Directors of the Company signed a unanimous written consent in lieu of a meeting in which it determined that it is in the best interests of the Company and its shareholders to, and accordingly authorized the Company to, in connection with the closing of the Asset Sale, terminate all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement, and to deregister its shares with the Commission. The Company intends to file a Form 15 suspending its obligation to file reports with the Securities and Exchange Commission under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, on or around December 18, 2020.

This filing is made in accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 12, 2020.

Riviera Resources, Inc.

/s/ David B. Rottino
Name:	David B. Rottino
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.